Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cepton, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
Fees Previously Paid	Equity	Common stock, par value $0.00001 per share	457(c)	14,700,000	$9.18	$134,946,000.00	0.0000927	$12,509.49
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$134,946,000.00		$12,509.49
	Total Fees Previously Paid							$12,509.49
	Total Fee Offsets
	Net Fee Due							$0

(1)	Represents 50,000 shares previously issued to the selling stockholder, an additional 150,000 shares issuable to the selling stockholder and up to 14,500,000 shares that are issuable at the option of the registrant pursuant to a purchase agreement with the selling stockholder. The shares will be offered for resale by the selling stockholder. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on the Nasdaq Capital Market of The Nasdaq Stock Market LLC on February 9, 2022 (such date being within five business days of the date that this registration statement was filed with the United States Securities and Exchange Commission). This calculation is in accordance with Rule 457(c) of the Securities Act.